EXHIBIT 2.6
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                            ASSET PURCHASE AGREEMENT
                            ------------------------

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into this 17th day of July, 1998, by and between AMBASSADOR PERFORMANCE GROUP, INC. ("Buyer"), a Delaware corporation, AMBASSADORS
     INTERNATIONAL, INC. ("Ambassadors"), a Delaware corporation,
     DESTINATION, INC. ("Seller"), a Georgia corporation, and GREGORY S. CUNNINGHAM ("Shareholder").

     WHEREAS, Seller owns and operates a business under the names "Destination, Inc." and "Destinations", which organizes and operates international management meetings and specializes in comprehensive, integrated housing, registration and travel services for major meetings, conventions, expositions and trade shows for business clients ("Business");

     WHEREAS, Shareholder is the sole shareholder of Seller, owning of record and beneficially 100% of the issued and outstanding capital stock of Seller;

     WHEREAS, Buyer is a wholly owned subsidiary of Ambassadors; and

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of the assets relating to the Business on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties hereto agree as follows:

     1.   SALE AND PURCHASE OF ASSETS.
          ---------------------------
          Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and agreements of Seller contained herein, Buyer will purchase from Seller at the Closing, and Seller will sell, assign, transfer, convey and deliver to Buyer at the Closing, the following assets and properties owned by Seller and/or used in connection with the
          Business:

          (a) INVENTORY AND SUPPLIES. All of the inventory, supplies and marketing materials of Seller produced or used in the operation of the Business;

          (b) FIXED ASSETS. All of the furniture, fixtures, equipment and improvements (which are not subject to a lease) located at the offices of the Business at 240 Peachtree Street, Suite 22-S-22, Atlanta, Georgia 30303, as well as any other furniture, fixtures, equipment and improvements owned by Seller and used in connection with the Business.

          (c) INTANGIBLE ASSETS. All of the goodwill and other intangible assets relating to the Business, including but not limited to its telephone and fax numbers, software and programs, vendor lists and files, all books and records relating to the Business, client lists and files, and any and all tradenames, including but not limited to the names "Destination, Inc." and "Destinations"; provided, however, Buyer acknowledges and agrees that Seller may make copies of such books and records to the extent that the same will be needed by Seller for the preparation of Seller's income tax returns.

          (d) LEASES. Seller's right, title and interest in and to all of the leases set forth in Exhibit 1(d) attached hereto.

          (e) PREPAID EXPENSES AND DEPOSITS. Any and all prepaid expenses relating to the Business as well as any security or other deposits relating to any leases which are to be assumed by Buyer under this Agreement.

          (f) CONTRACTS. All of Seller's rights in and to contracts, work in progress (which includes programs which are in progress and which are not completed as of the Closing) and prospective contracts relating to the Business, all of which are set forth in Exhibit 1(f) attached hereto (which shall be updated at the Closing), including but not limited to all deposits received by Seller prior to the Closing in connection therewith which have not been paid by Seller for actual and direct program costs and expenses in connection with such contracts. Also set forth in Exhibit 1(f) is a list of all deposits received by Seller relating to the contracts set forth therein as well as all actual and direct program costs and expenses paid by Seller (all of which shall be updated at the Closing).

     2.   PURCHASE PRICE AND ASSUMPTION OF CERTAIN LIABILITIES.
          ----------------------------------------------------
          The total purchase price to be paid by Buyer to Seller in respect to the assets and properties referred to in Paragraph 1 above is the following:

          (a) The sum of Two Million One Hundred Fifty Thousand Dollars ($2,150,000.00), payable at the Closing in the form of a check or by a wire transfer of good funds into Seller's bank account.

          (b) If the "mark-up" (as that term is defined below) for "Seller's Business" (as that term is defined below) for the period July 1, 1998 through December 31, 1998 exceeds $2,200,000 (the amount of any such excess being hereinafter referred to as the "1998 Excess Amount"), then Buyer shall pay to Seller, on or before March 31, 1999, the sum of $350,000.00 ("Half Year Earn-Out Payment") in cash or, at Buyer's option, by way of the issuance of shares of common stock of Ambassadors ("AMIE Shares") in an amount equal to the Half Year Earn-Out Payment divided by the average of the closing prices of AMIE Shares on NASDAQ for the fifteen (15) trading days immediately preceding December 31, 1998; provided, however, that $50,000 of the Half Year Earn-Out Payment shall be payable by Buyer to Seller, as aforesaid, without regard to whether the mark-up for Seller's Business for the period July 1, 1998 through December 31, 1998 exceeds $2,200,000.

          (c) For each of the calendar years ending December 31, 1999, 2000 and 2001 ("Earn-Out Years"), Buyer shall pay to Seller earn-out payments ("Annual Earn-Out Payments") upon and subject to the following terms and conditions:

               (1) For the Earn-Out Year ending December 31, 1999, Buyer shall pay to Seller an Annual Earn-Out Payment determined as follows:

                    (A) An Annual Earn-Out Payment of $900,000 if the sum of the mark-up for such Earn-Out Year and 50% of the 1998 Excess Amount (such sum being hereinafter referred to as the "Subject Sum") equals or exceeds $3,100,000;

                    (B) An Annual Earn-Out Payment of $750,000 if the Subject Sum equals or exceeds $3,000,000 but is lower than $3,100,000;

                    (C) An Annual Earn-Out Payment of $600,000 if the Subject Sum equals or exceeds $2,900,000 but is lower than $3,000,000;

                    (D) An Annual Earn-Out Payment of $285,000 if the Subject Sum equals or exceeds $2,800,000 but is lower than $2,900,000; or

                    (E) No Annual Earn-Out Payment if the Subject Sum is lower than $2,800,000.

               (2) For each of the Earn-Out Years ending December 31, 2000 and 2001, respectively, Buyer shall pay to Seller an Annual Earn-Out Payment determined as follows:

                    (A) An Annual Earn-Out Payment of $900,000 if the mark-up for such Earn-Out Year equals or exceeds $3,300,000;

                    (B) An Annual Earn-Out Payment of $850,000 if the mark-up for such Earn-Out Year equals or exceeds $3,200,000 but is lower than $3,300,000;

                    (C) An Annual Earn-Out Payment of $800,000 if the mark-up for such Earn-Out Year equals or exceeds $3,100,000 but is lower than $3,200,000;

                    (D) An Annual Earn-Out Payment of $750,000 if the mark-up for such Earn-Out Year equals or exceeds $3,000,000 but is lower than $3,100,000;

                    (E) An Annual Earn-Out Payment of $150,000 if the mark-up for such Earn-Out Year equals or exceeds $2,900,000 but is lower than $3,000,000; or

                    (F) No Annual Earn-Out Payment if the mark-up for such Earn-Out Year is lower than $2,900,000.

               (3) Each of the Annual Earn-Out Payments, if any, provided for in (1) and (2) above shall be paid one-third (1/3) in cash and two-thirds (2/3) in cash or, at Buyer's option, in AMIE Shares based upon the average of the closing prices of AMIE Shares on NASDAQ for the fifteen
                    (15) trading days immediately preceding the last trading date of the Earn-Out Year for which such Annual Earn-Out Payment is due.

               (4) Annual Earn-Out Payments, if any, shall be paid within three (3) months after the end of the Earn-Out Year.

               (5) For each of the Earn-Out Years for which the mark-up exceeds $3,300,000, Ambassadors shall issue to Seller options to purchase AMIE Shares pursuant to Ambassadors Amended and Restated 1995 Equity Participation Plan. The number of AMIE Shares covered by such options shall be 2,500 for each full $50,000 of mark-up in excess of $3,300,000 during any Earn-Out Year, subject to a maximum of 10,000 AMIE Shares in any Earn-Out Year.
                    The exercise price shall be the closing price on NASDAQ of AMIE Shares on the last trading day of the Earn-Out Year.

          (d) Concurrently with the delivery of each of the AMIE Shares issued to Seller under this Paragraph 2, Seller shall execute and deliver to Ambassadors an investment representation letter in the form of Exhibit 2(d) attached hereto.

          (e) For purposes of this Paragraph 2, the term "mark-up" for any period shall mean all net revenues of Seller's Business, less rebates, for such period, all to be determined by Ambassadors' independent auditors in accordance with generally accepted accounting principles. For purposes of this Paragraph 2, the term Seller's Business shall mean the sales generated on account of existing clients of Seller and prospective clients of Seller identified on Exhibit 2(e) attached hereto, and the sales generated by existing employees of Seller who are presently full-time members of Seller's existing sales force (plus the additional individuals identified for such purpose on Exhibit 2(e) attached hereto) on account of new clients who become such by virtue of such persons.

          (f) In addition to the payments provided for above, Buyer shall assume at the Closing all obligations of Seller relating to periods from and after the Closing under the leases described in Exhibit 1(d) attached hereto and the contracts described in Exhibit 1(f) attached hereto.

          (g)  The purchase price shall be allocated in accordance with
               Exhibit 2(g) attached hereto.  The allocation set forth in
               Exhibit 2(g) shall be adopted by the parties hereto for all purposes, including federal and state income tax purposes.

               Except as specifically provided for above, Buyer shall not assume any liabilities or obligations of Seller, whether with respect to the Business or otherwise. Seller shall continue to pay, as they become due, any and all of its liabilities, with respect to the Business or otherwise, except for those liabilities which are expressly assumed by Buyer under this Agreement.

     3.   REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER.
          --------------------------------------------------------
          Seller and Shareholder, jointly and severally, represent and warrant to Buyer that, as of the date hereof, and as of the date of Closing:

          (a) ORGANIZATION AND STANDING OF THE BUSINESS. Seller is duly organized, validly existing and in good standing, and qualified to operate the Business under the laws of the State of Georgia, all local jurisdictions within said state and in all other jurisdictions required by law. Seller has full power and authority to carry on the Business as now conducted and to own and operate the Business as well as its assets and properties. Seller has no subsidiaries or affiliated entities, direct or indirect, consolidated or unconsolidated.

          (b) COMPLIANCE. This Agreement has been duly executed and delivered by Seller, has been approved by Shareholder in his capacity as the sole shareholder of Seller and by all of Seller's directors, and is binding upon and enforceable against Seller. The consummation of the transactions contemplated hereby will not result in the breach of any of the terms, provisions or conditions of, or constitute a default under or violate, as the case may be, (i) Seller's Articles of Incorporation, Bylaws, or any agreement, lease, license or other document or undertaking, oral or written, to which Seller is bound, or by which any of the property or assets of Seller may be affected, or (ii) any applicable laws.

          (c) FINANCIAL STATEMENTS. The financial statements of Seller as at and for the fiscal years ended December 31, 1995, 1996 and 1997, and the interim financial statements as at and for the period ended June 30, 1998 (copies of which statements are collectively attached hereto as Exhibit 3(c)), are true and correct, having been prepared in accordance with generally accepted accounting principles, are consistent with practices followed for prior periods, and present fairly the financial condition of Seller and the Business at such respective dates and the results of operations for each of the respective periods.

          (d) TAXES. Seller has paid all federal, state, county, local and foreign taxes, including, without limitation, withholding taxes and social security taxes on all employees, sales taxes, license fees, and any charges levied, assessed or imposed upon any of the property of Seller, whether disputed or not, which are now known to be, or are hereafter found to be or to have been due with respect to the conduct of the Business and the ownership of Seller's property. Seller has filed all federal, state, county, local and foreign tax returns required to be filed by it and has paid all taxes as shown on said returns and all assessments received by it to the extent that such taxes have become due.

          (e) LITIGATION AND REGULATION. There is no litigation, suits or proceedings, administrative, judicial, governmental or otherwise, pending or threatened against Seller and/or the Business. Neither Seller nor the Business is subject to, or in violation or default in any material respect of, any order, writ, injunction or decree of any court, administrative agency or governmental body and both Seller and the Business are in full compliance with all laws, rules, regulations and orders applicable to the Business and are in possession of all governmental licenses necessary to the conduct of the Business, and such licenses are valid and in full force and effect. There are no unresolved complaints pending against Seller or the Business before any governmental agency.

          (f) TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES. Seller has good and marketable title to all of the properties and assets being conveyed to Buyer under this Agreement, subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, except to the extent set forth in
               Exhibit 3(f) attached hereto (and Seller and Shareholder, jointly and severally, shall cause all mortgages, pledges, liens, claims, conditional sales agreements, encumbrances and charges set forth in such Exhibit 3(f) to be discharged, removed, eliminated and released in their entirety to the full and complete satisfaction of Buyer as soon as possible, and, in any event, within ten (10) business days from the date hereof).

          (g) DUE PERFORMANCE. Seller has performed all obligations required to be performed by it to date and is not in default or alleged to be in default in any respect under, or in violation in any respect of, any agreement, lease or contract which is being assumed by Buyer pursuant to this Agreement or by which Seller or any of its properties or assets may be affected, and no other party is in default thereunder, and there exists no condition or event which after notice or lapse of time or both would constitute a default by any party thereto.

          (h) BUSINESS CONDITIONS. Neither Seller nor Shareholder has any knowledge of any condition which might have a material adverse affect upon the Business or prevent the Business from being carried on in the future. No stockholder, officer, director or employee of Seller owns, directly or indirectly, any interest in, or is an employee of, any corporation, firm or other business organization which is a competitor of or conducts business with Seller.

          (i) DOCUMENTS. Seller has delivered to Buyer true and correct copies of each of the leases, agreements and other documents referred to in this Agreement or in any Exhibit attached hereto.

          (j) DISCLOSURE. No representation or warranty by Seller in this Agreement or any statement, document or certificate furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

          (k) CONTINUATION OF THE BUSINESS. From and after December 31, 1997, the Business has been and will be carried on through the Closing by Seller diligently and in the same manner as the Business was conducted by Seller prior to June 30, 1998, and in the ordinary course of business.

          (l) EMPLOYEES. Seller has no written or oral agreement with any employee which cannot be terminated at will. On or prior to the Closing, all of Seller's employees shall be duly compensated for all of their services through the date of the Closing, including but not limited to unpaid vacation pay and sick pay. There has been no increase in compensation to any employee of Seller since June 30, 1998. Attached hereto as Exhibit 3(l) is a list of all of the employees of Seller as well as their date of hire, compensation, fringe benefits, vacation, duties and history of wages.

          (m) CONDITION OF ASSETS. All of the assets of the Business are in good operating condition and repair and will continue to be in good operating condition and repair as of the Closing.

     4.   COVENANTS BY SELLER.
          -------------------
          Seller agrees that, from the date hereof to the Closing:

          (a) It will conduct the Business and its affairs only in the ordinary course.

          (b) It shall afford to the officers, counsel, accountants and other representatives of Buyer full and free access to Seller's personnel, properties, records and books of account at all reasonable times, and shall furnish such officers and representatives with all such documents and information as Buyer may reasonably request. The documents and information so furnished Buyer are solely for the purposes of this Agreement, are to be kept strictly confidential until the Closing, and Buyer shall not disclose the same prior to the Closing to anyone other than its authorized officers, employees, agents, counsel and accountants, who shall be advised of these provisions. No investigations by Buyer or any of its representatives shall affect the representations and warranties of Seller and Shareholder, and each such representation and warranty shall survive any such investigation.

          (c) Without the prior written consent of Buyer, Seller shall not:

               (1) Increase the rate or form of compensation or fringe benefits to or for the benefit of any agent or employee;

               (2) Make any commitments for capital expenditures nor sell, transfer, invalidate or dispose of any of the assets of the Business, except in the ordinary course of business;

               (3) Incur any indebtedness except in the ordinary course of business, permit any adverse change to be made in the Business, or allow any tax or other liability to be extended by waiver of the statutes of limitation or otherwise; or

               (4) Enter into transactions except in the ordinary course of its business.

          (d)  Seller will:

               (1) Keep its property and assets insured consistent with its prior practices in respect thereof;

               (2) Timely perform all its obligations under contracts, leases and documents relating to or affecting its assets, properties and business;

               (3) Use its best efforts to preserve intact its business, organization, employees, agencies, clients and goodwill;

               (4) Carry on the Business diligently and substantially in the same manner as heretofore and make or institute no unusual or novel methods of management or operation thereof;

               (5) Not amend any of its leases or other contracts or borrow any money; and

               (6) Promptly notify Buyer in writing of any threatened lawsuit, claim or any adverse change or any projected or threatened adverse change in the Business.

     5.   REPRESENTATIONS AND WARRANTIES OF BUYER.
          ---------------------------------------
          Buyer represents and warrants to Seller that, as of the date hereof, and as of the date of Closing:

          (a) ORGANIZATION AND STANDING OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) AUTHORIZATION. The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and this Agreement is binding upon and enforceable against Buyer.

          (c) COMPLIANCE. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the Certificate of Incorporation or ByLaws of Buyer, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which it may be bound, or by which any of its property or assets may be adversely affected.

     6.   CONDITIONS TO BUYER'S OBLIGATIONS.
          ---------------------------------
          The obligations of Buyer to consummate this Agreement shall be subject to and shall be conditioned upon each of the following conditions, any one or more of which may be waived by Buyer:

          (a) BREACH. Buyer shall not have discovered any error, misstatement or omission in any of the representations or warranties made by Seller and/or Shareholder in this Agreement, and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing shall have been complied with and performed.

          (b) NO MATERIAL CHANGES. The representations and warranties made by Seller and/or Shareholder in Paragraph 3 above shall be correct in all respects on and as of the Closing with the same force and effect (except as affected by the transactions contemplated herein or otherwise approved in writing by Buyer) as though such representations had been made again on and as of the Closing, and none of the covenants contained in Paragraph 4 above shall have been breached in any respect as of the Closing.

          (c) APPROVALS. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been approved by counsel for Buyer. Ambassadors' Board of Directors shall have approved this Agreement.

          (d) GOVERNMENTAL REGULATION. No consent, approval, authorization or order of any court or governmental agency or administrative body not obtained and in effect on the Closing shall be required for the consummation of the transactions contemplated by this Agreement, and no regulation, claim, proceeding, investigation or litigation, either administrative or judicial, shall be threatened or pending against Seller or Buyer, or applicable to any of them, which, in the opinion of counsel for Buyer, presents a reasonable probability that the transactions contemplated by this Agreement would be enjoined or prevented, or that the Business would be adversely affected. At the Closing, there shall exist no violations of any federal, state or local law, ordinance or regulation affecting the assets, properties or business of Seller.

          (e) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. An employment agreement and a separate non-competition agreement in the forms attached hereto as Exhibits 6(e)(1) and 6(e)2, respectively, shall have been entered into by Shareholder.

          (f) ITEMS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver to Buyer, in form and substance satisfactory to Buyer, the following:

               (1) A bill of sale conveying the assets and properties to be conveyed by Seller under this Agreement.

               (2) Assignments of the leases and contracts described in Exhibits 1(d) and 1(f) attached hereto, including Seller's interest in any and all security and other deposits.

               (3) A certificate, executed and sworn to by Seller and Shareholder, confirming that (i) as of the Closing, all of the warranties and representations set forth in this Agreement are true and correct, and all covenants and agreements set forth in this Agreement have been satisfied, (ii) Seller has delivered true, correct and complete original leases, contracts and other agreements assumed by Buyer pursuant to this Agreement and all amendments thereto and (iii) that no adverse changes have occurred with respect to the Business or any assets subject to this Agreement.

               (4) Certified copies of resolutions of all of the shareholders and directors of seller.

               (5) Such other documents, instruments and certificates required of Seller as are contemplated herein to effect and complete the Closing.

               (6) An amount equal to the deposits received by Seller in connection with the contracts set forth in Exhibit 1(f) attached hereto (as updated at the Closing) less the amount paid by Seller of all actual and direct program costs in connection therewith.

               (7) A current Certificate of Good Standing issued by the Georgia Secretary of State confirming that Seller is in good standing in said state.

               (8)  Updated Exhibits as provided for in this Agreement.

               (9) Buyer and Ambassadors shall have received a favorable opinion, reasonably satisfactory to Buyer, of Wagner, Johnston & Rosenthal, PC, counsel to Seller and the Shareholder, dated as of the date of the Closing, addressed to Buyer and Ambassadors, and substantially in the form of Exhibit 6(f)(9) attached hereto, to the effect that:

                    (i) Seller is duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite power to own, lease and operate its respective assets, properties and business as now conducted.

                    (ii) Seller and the Shareholder have the full right, power and authority required to enter into, execute and deliver this Agreement and all other agreements and instruments to be executed by them in connection herewith and to perform fully their obligations hereunder and thereunder.

                    (iii) This Agreement and all other agreements and instruments to be executed by Seller and the Shareholder in connection herewith have been duly and validly authorized, executed and delivered by them and constitute the legal, valid and binding obligations of them, enforceable in accordance with their respective terms, except to the extent that such enforceability is limited by bankruptcy, insolvency, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally.

                    (iv) Except to the extent set forth in Exhibit 3(f) attached hereto, there are no Uniform Commercial Code filings, chattel mortgages, assignments, pledges or other encumbrances that have been filed with respect to any of the assets subject to this Agreement in Georgia or in any other appropriate offices for the filing of such documents.

                    (v) To the best knowledge of such counsel, there is no pending claim, action, suit, investigation or proceeding of any kind in which Seller or the Shareholder has been served with process or otherwise received notice, and there is no threat of any such claim, action, suit, investigation or proceeding against, involving, affecting or relating to them or against, involving, affecting or relating to any of them or their officers or directors in connection with the business and affairs of Seller.

                    (vi) To the best knowledge of such counsel, there is no default (or event which, with notice or lapse of time or both, would constitute a default) by any party thereto under any contract or by Seller under any governmental license, franchise, permit or other governmental authorization, which defaults and events would, in the aggregate, have a material adverse effect with respect to the condition (financial or otherwise), assets, properties, business or prospects of Seller, or a breach of any provision of the Articles of Incorporation, bylaws or other charter documents of Seller.

                    (vii) This Agreement and the transactions contemplated herein have been duly approved by the Board of Directors and by all of the shareholders of Seller at a meeting duly held (or by written consent in lieu of a meeting) in compliance with the laws of the State of Georgia and the applicable regulations thereunder.

                    (viii) Nothing has come to the attention of such
                           counsel to indicate that any of the
                           representations and warranties of Seller or the Shareholder contained in this Agreement are untrue in any respect or misleading in any respect.

                    (ix) Any other matters that may reasonably be requested by Buyer.

          (g) CONSENTS. All parties to any leases, contracts and agreements which are being assumed by Buyer under this Agreement shall have consented to the transactions contemplated hereby or have waived the preferential or other rights they would otherwise have by reason of such transactions (to the extent that such consents and waivers are required in the opinion of Buyer's counsel).

          (h) BUYER'S DUE DILIGENCE. During the ten (10) business day period immediately following the execution of this Agreement, Buyer and its representatives, agents and employees shall conduct such review as they deem appropriate in their sole and absolute discretion of the books, records and affairs of the Seller and the Business. As a condition to Buyer's obligation to consummate this Agreement and the purchase and sale hereunder, Buyer must be completely satisfied with the results of such review. If, for any reason whatsoever, Buyer is not satisfied with such review, Buyer may terminate this Agreement and neither party shall have any obligation hereunder to any of the other parties.

     7. CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to consummate this Agreement shall be subject to and shall be conditioned upon each of the following conditions, any one or more of which may be waived by Seller:

          (a) BREACH. The representations and warranties made by Buyer shall be correct in all material respects on and as of the Closing with the same force and effect (except as affected by the transactions contemplated herein) as though such representations had been made on and as of the Closing; the covenants of Buyer contained herein shall not have been breached in any material respect as of the Closing; and Buyer shall have delivered to Seller a certificate to such effect signed by its President.

          (b) PERFORMANCE. All the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing shall have been complied with and performed.

     8. CLOSING; TERMINATION. The closing of the within purchase and sale ("Closing") shall take place on July 17, 1998, at 10:00 a.m., at the offices of Richman, Lawrence, Mann, Chizever & Phillips, 9601 Wilshire Boulevard, Beverly Hills, California 90210, or at such other place or time as the parties may mutually agree (it being understood and agreed that it is the present intention of the parties to conduct the closing through facsimile to the extent practicable). Seller and Buyer agree to use their best efforts to bring about the satisfaction of the conditions for Closing specified in this Agreement, but if any condition so specified is not satisfied and such condition is not waived in writing by the party for the benefit of whom or which such condition is stated, such party may terminate this Agreement by notice in writing to the other party. Any such conditions not so waived in writing shall nevertheless be deemed to have been waived by the party for the benefit of whom or which such condition is stated, if such party shall not so terminate this Agreement.

     9.   INDEMNIFICATION.

          (a) BY SELLER AND SHAREHOLDER. Seller and Shareholder, jointly and severally, agree to indemnify, reimburse and hold Buyer harmless against and from all losses, damages, costs, expenses and deficiencies suffered, incurred or sustained by Buyer, including reasonable attorneys' fees and expenses, as a result of the untruth of any representation or the breach of any warranty, covenant or agreement made by Seller and/or Shareholder in this Agreement or in any document, exhibit, agreement or certificate given in connection with this Agreement, and the untruth of any certificate required under this Agreement to be delivered by Seller and/or Shareholder at the Closing.

          (b) BY BUYER. Buyer hereby agrees to indemnify, reimburse and hold harmless Seller against and from all losses, damages, costs, expenses and deficiencies suffered, incurred or sustained by Seller, including reasonable attorneys' fees and expenses, as a result of the untruth of any representation or the breach of any warranty, covenant or agreement made by it in this Agreement or in any document, exhibit, agreement or certificate given in connection with this Agreement and the untruth of any certificate required under this Agreement to be delivered by it at the Closing.

     10.  MISCELLANEOUS PROVISIONS.

          (a) NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All statements contained in any certificate or other instrument covered by this Agreement, or made on behalf of any party pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations, warranties and agreements provided hereunder. Any representations, warranties and agreements made by the parties hereto shall survive the Closing and continue until the applicable statute of limitations shall have barred any claim thereon and shall be effective regardless of any investigation which may have been made at any time by or on behalf of a party.

          (b) EXHIBITS. Exhibits referred to in this Agreement are hereby made a part hereof.

          (c) PARTIES IN INTEREST AND BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the respective heirs, personal representatives, successors and assigns of Seller, Shareholder and Buyer.

          (d) ASSIGNMENT AND AMENDMENT OF AGREEMENT. This Agreement shall not be assignable by any of the parties hereto except with written consent of all other parties hereto. This Agreement may be amended only by written agreement of all the parties hereto.

          (e) NOTICES. Any notice or communication given by any of the parties hereto to the other parties hereto pursuant to this Agreement shall be in writing and personally delivered, faxed (with the transmission of such fax confirmed by a fax transmission report) or mailed by certified mail, postage prepaid, as follows:

               1.   If to Seller and/or Shareholder, to:

                    Gregory S. Cunningham
                    c/o Destination, Inc.
                    240 Peachtree Street, Suite 22-S-22
                    Atlanta, Georgia 30303
                    Fax No. (404) 584-0685

                    With a copy to:

                    Wagner, Johnston & Rosenthal, PC
                    Suite 1200, Tower Place
                    3340 Peachtree Road NE
                    Atlanta, Georgia 30326
                    Attention:  C. David Johnston, Esq.
                    Fax No. (404) 261-6779

               2.   If to Buyer and/or Ambassadors, to:

                    Ambassador Performance Group, Inc.
                    1071 Camelback Street
                    Newport Beach, California 92660-3228
                    Attention:  John Ueberroth
                    Fax No. (949) 759-5901

                    With a copy to:

                    Richman, Lawrence, Mann,
                      Chizever & Phillips
                    9601 Wilshire Boulevard, Penthouse
                    Beverly Hills, California 90210
                    Attention:  Gerald M. Chizever, Esq.
                    Fax No. (310) 274-2831

                    or to such other address as hereafter shall be furnished in writing by any of the parties hereto to the other parties hereto.

          e. ENTIRE UNDERSTANDING. This Agreement sets forth the entire understanding of the parties, and it shall not be changed or terminated orally. All prior discussions between the parties pertaining to this transaction, both written and oral, are superseded by and merged into this Agreement.

          f. HEADINGS. The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement, or the intent of any provisions thereof.

          g. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          h. FURTHER ACTS. Each party to this Agreement agrees to execute any and all documents and perform any and all acts requested by any of the other parties in order to effectuate or consummate the terms of this Agreement.

          i. JOINT AND SEVERAL LIABILITY. Any and all obligations or liabilities under this Agreement by Seller and/or Shareholder shall be joint and several and each of them guarantees the full and faithful performance of the other as to all terms, conditions, provisions, representations and warranties made by each of them under this Agreement. Any and all obligations or liabilities under this Agreement by Buyer and/or Ambassadors shall be joint and several and each of them guarantees the full and faithful performance of the other as to all terms, conditions, provisions, representations and warranties made by each of them under this Agreement.

          j. ATTORNEYS' FEES. In the event that any party to this Agreement commences legal proceedings against any of the other parties, the prevailing party shall be entitled to recover its attorneys' fees and court costs.

          k. NAME CHANGE. Seller and Shareholder, jointly and severally, shall cause Seller's Articles of Incorporation to be amended within ten (10) business days from the date hereof to change its name to a name which does not include and is not similar to the names heretofore used by Seller and reflected in Paragraph 1(c) of this Agreement.

          l. DESTINATION TRAVEL, INC. Seller and Shareholder, jointly and severally, shall cause Destination Travel, Inc., a Georgia corporation ("DTI"), (i) at the Closing, to transfer, without additional consideration, to Buyer all of its right, title and interest in and to any and all agreements identified in Exhibit 1(f) attached hereto to which DTI is a party (and to deliver to Buyer all consents that may be required for such purpose) in the same manner in which other contracts are being transferred to Buyer by Seller hereunder; and (ii) within ten (10) business days from the date hereof, without additional consideration, to amend its Articles of Incorporation to change its name to a name which does not include the name "Destination" and is not similar to such name (and, thereafter, to cease using such names unless and except to the extent otherwise approved by Buyer in writing).

          m. CONSENTS. In the event that Buyer waives any consent or other delivery at the Closing, within ten (10) business days from the date hereof, Seller and Shareholder, jointly and severally, shall cause such consent or other delivery to be delivered to Buyer to Buyer's full satisfaction.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.
                                        AMBASSADOR PERFORMANCE GROUP, INC.

                                        By:  _____________________________
                                        Its: _____________________________

                                        AMBASSADORS INTERNATIONAL, INC.

                                        By:  _____________________________
                                        Its: _____________________________

                                        DESTINATION, INC.

                                        By:  _____________________________
                                             Gregory S. Cunningham

                                        __________________________________
                                        GREGORY S. CUNNINGHAM

                                    EXHIBITS



     1(d)      Leases

     1(f) Contracts, work in progress, prospective contracts, deposits and paid program costs and expenses

     2(d)      Form of Investment Representation Letter

     2(e)      List of prospective clients

     2(g)      Allocation of purchase price

     3(c)      Financial Statements

     3(f)      Title to Property; Liens

     3(1)      Employees, compensation, fringe benefits, etc.

     6(e)(1)   Employment Agreement

     6(e)(2)   Non-Competition Agreement

     6(f)(9)   Form of Opinion